Dividend Capital Diversified Property Fund 8-K

Exhibit 99.1

dividend capital DIVERSIFIED PROPERTY FUND

Provides Fourth quarter and Full year 2015 Portfolio update

1.9% total shareholder return for the quarter; 9.4% total shareholder return for the last twelve months1

Acquired three assets for a total of $121 million and approximately 434,000 square feet

Repaid approximately $24.2 million of secured borrowings with a weighted average interest rate of approximately 7.3%; subsequent to quarter end, repaid an additional $74.2 million of secured borrowings with a weighted average interest rate of approximately 6.2%

Obtained $70 million secured borrowing collateralized by one retail asset with a term of 10 years and an interest rate of 3.8%

DENVER – March 3, 2016— Dividend Capital Diversified Property Fund Inc. (“DPF”), a public reporting, daily NAV REIT (NASDAQ: ZDPFAX; ZDPFEX; ZDPFIX; ZDPFWX) reported results today for the fourth quarter ended December 31, 2015.

Total Shareholder Return

Total shareholder return, which represents the compound annual rate of return assuming reinvestment of all dividend distributions before the impact of up-front sales commissions and class-specific expenses as of December 31, 2015, was as follows for the indicated timeframe:

●	Quarter ended December 31, 2015:	1.91%
●	Year-to-date ended December 31, 2015:	9.40%
●	Twelve months ended December 31, 2015:	9.40%
●	Three years ended December 31, 2015 (annualized):	8.91% (29.17% cumulative)
●	Since NAV share class inception[2] (annualized):	8.94% (32.13% cumulative)

Class A, Class W, and Class I shareholders had lower total returns than those set forth above due to up-front sales commissions and/or class-specific expenses.

Portfolio Overview

As of December 31, 2015, DPF’s portfolio consisted of 60 operating properties located in 21 geographic markets in the United States, aggregating approximately 10.1 million square feet. As of December 31, 2015, DPF’s real property portfolio was approximately 90.1% leased to approximately 550 tenants.

1 All returns figures exclude up-front sales commissions and class-specific expenses

2 Measured from September 30, 2012

These properties had an estimated fair value of approximately $2.4 billion (calculated in accordance with DPF’s valuation procedures), including:

●	20 office properties located in 14 geographic markets, aggregating approximately 4.5 million net rentable square feet, with an aggregate fair value amount of approximately $1.4 billion;
●	34 retail properties located in nine geographic markets, aggregating approximately 3.8 million net rentable square feet, with an aggregate fair value amount of approximately $950.9 million; and
●	six industrial properties located in three geographic markets, aggregating approximately 1.9 million net rentable square feet, with an aggregate fair value amount of approximately $90.3 million.

As of December 31, 2015, DPF also held approximately $15.7 million in net debt related investments. DPF’s leverage ratio, based on the fair value of its investments, was 45% as of December 31, 2015.

Acquisition / Disposition Activity

During the quarter ended December 31, 2015, DPF acquired Bank of America Tower, an approximately 110,000 square foot office complex located in Boca Raton, FL. At acquisition, the building was 87% leased to 22 tenants. The acquisition price for the building was $35.8 million. DPF funded the acquisition through cash on hand and availability under its revolving credit facility.

DPF also acquired two retail centers during the quarter ended December 31, 2015. Chester Springs is an approximately 223,000 square foot grocery-anchored shopping center located in Chester, NJ. At the time of acquisition, the center was approximately 95% leased to 33 tenants including ShopRite, Marshalls, and CVS. The acquisition price for the center was $53.8 million. Yale Village, located in Tulsa, OK, is an approximately 101,000 square foot grocery-anchored shopping center. The center was 100% leased at the time of acquisition to 19 tenants including Whole Foods and CVS. The acquisition price for the center was $31.8 million. DPF funded both acquisitions through cash on hand and availability under its revolving credit facility.

Also during the quarter ended December 31, 2015, DPF sold DeGuigne, an office property located in Sunnyvale, CA for $16.8 million and Rockland 201 Market, a retail center located in Rockland, MA for $1.7 million, each to an unrelated third party.

Portfolio and Leasing Summary

During the fourth quarter, same-store property net operating income decreased 0.5% compared to the quarter ended September 30, 2015, decreased 3.6% when compared to the same quarter in 2014, and decreased 1.0% for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014. When generally accepted accounting principles (“GAAP”) adjustments are excluded, same-store property net operating income decreased 0.2% compared to the quarter ended September 30, 2015, decreased 1.0% when compared to the same quarter in 2014, and increased 2.2% for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014.

During the fourth quarter, DPF signed 42 leases for approximately 240,000 square feet. On a comparable space basis, DPF signed 31 leases for approximately 175,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the fourth quarter was 30.8%. For the twelve months ended December 31, 2015, DPF signed 175 leases for approximately 1.1 million square feet. On a comparable basis, DPF signed 125 leases for approximately 769,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the last twelve months was 23.1%.

The overall portfolio percentage leased was 90.1% as of December 31, 2015, compared to 88.8% on September 30, 2015 and 93.7% on December 31, 2014. Same-store percentage leased was 89.0% at December 31, 2015, compared to 87.6% at September 30, 2015 and 92.9% at December 31, 2014.

Financial Results for the quarter ended December 31, 2015

Company-Defined Funds from Operations (“FFO”) for the quarter ended December 31, 2015 were $22.8 million, or $0.13 per basic and diluted share. This compares to FFO for the quarter ended December 31, 2014 of $23.9 million, or $0.12 per basic and diluted share.

Company-Defined Funds from Operations (“FFO”) for the twelve months ended December 31, 2015 were $92.0 million, or $0.49 per basic and diluted share. This compares to FFO for the twelve months ended December 31, 2014 of $92.6 million, or $0.48 per basic and diluted share.

GAAP net income for the quarter ended December 31, 2015 was $0.8 million, or $0.00 per basic and diluted share. This compares to a GAAP net income for the quarter ended December 31, 2014 of $5.3 million, or $0.03 per basic and diluted share.

GAAP net income for the twelve months ended December 31, 2015 was $124.3 million, or $0.70 per basic and diluted share. This compares to a GAAP net income for the twelve months ended December 31, 2014 of $29.2 million, or $0.16 per basic and diluted share.

Non-GAAP Supplemental Financial Measure

DPF computes its financial results in accordance with GAAP. Below, DPF has provided reconciliations of both Company-Defined FFO and net operating income, which are both non-GAAP supplemental financial measures, to the most directly comparable GAAP measures (amounts in thousands, except per share information). For more information about Company-Defined FFO and net operating income, including why management believes both measures provide useful information, please see the Portfolio Performance and Operational Review furnished with this press release on Form 8-K filed with the SEC on March 3, 2016, available on DPF’s website, www.dividendcapitaldiversified.com, and the SEC’s website, www.sec.gov.

	Three Months Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
($ in thousands, except per share data)
Reconciliation of net earnings to FFO:
Net income attributable to common stockholders	$730	$5,303	$124,255	$29,192
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	21,710	22,514	83,114	88,994
Gain on disposition of real property	(984)	(4,452)	(134,218)	(40,592)
Impairment of real property	—	—	8,124	9,500
Noncontrolling interests’ share of adjustments	(1,588)	(1,251)	895	(1,848)
FFO attributable to common shares-basic	$19,868	$22,114	$82,170	$85,246
FFO attributable to dilutive OP units	1,535	1,501	6,001	6,077
FFO attributable to common shares-diluted	$21,403	$23,615	$88,171	$91,323

FFO per share-basic and diluted	$0.12	$0.12	$0.47	$0.48

Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	$19,868	$22,114	$82,170	$85,246
Add (deduct) our adjustments:
Acquisition-related expenses	1,385	243	2,644	1,205
Loss on extinguishment of debt and financing commitments	—	—	1,168	63
Unrealized (gain) loss on derivatives	(3)	—	(3)	—
Noncontrolling interests’ share of our adjustments	(99)	(16)	(260)	(84)
Company-Defined FFO attributable to common shares-basic	$21,151	$22,341	$85,719	$86,430
Company-Defined FFO attributable to dilutive OP units	1,634	1,516	6,261	6,161
Company-Defined FFO attributable to common shares-diluted	$22,785	$23,857	$91,980	$92,591

Company-Defined FFO per share-basic and diluted	$0.13	$0.12	$0.49	$0.48

Weighted average number of shares outstanding
Basic	166,352	179,926	175,938	178,273
Diluted	179,203	192,137	188,789	190,991

	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
($ in thousands, except per share data)
Reconciliation of NOI to net earnings:
Same-store NOI – cash basis	$32,729	$32,788	$33,063	$133,825	$130,884
NOI – cash basis – 2014/2015 Acquisitions/Dispositions	6,168	5,351	10,459	24,997	39,012
Debt related investments	1,328	807	1,825	6,922	7,396
NOI – cash basis	$40,225	$38,946	$45,347	$165,744	$177,292
Straight line rent	(291)	(286)	98	(976)	3,037
Net amortization of above- and below-market lease assets and liabilities, and other non-cash adjustments to rental revenue	187	124	598	842	899
NOI	$40,121	$38,784	$46,043	$165,610	$181,228
Real estate depreciation and amortization expense	(21,710)	(20,851)	(22,514)	(83,114)	(88,994)
General and administrative expenses	(2,564)	(2,477)	(2,922)	(10,720)	(11,108)
Advisory fees, related party	(4,062)	(4,225)	(4,242)	(17,083)	(15,919)
Acquisition-related expenses	(1,385)	(476)	(243)	(2,644)	(1,205)
Impairment of real estate property	—	(6,500)	—	(8,124)	(9,500)
Interest and other income	693	704	480	2,192	1,162
Interest Expense	(11,301)	(10,951)	(15,354)	(47,508)	(62,199)
Loss on extinguishment of debt and financing commitments	—	—	—	(1,168)	(63)
Gain on sale of real property	984	4,567	4,452	134,218	40,592
Net income attributable to noncontrolling interests	(46)	1,297	(397)	(7,404)	(4,802)
Net income (loss) attributable to common stockholders	$730	($128)	$5,303	$124,255	$29,192

Webinar and Portfolio Update Call Information

DPF will host a webinar/portfolio update call to review fourth quarter 2015 performance results and financial metrics on March 9, 2016, at 2:15 p.m. U.S. Mountain Time. Information to access the call is as follows:

Date: Wednesday, March 9, 2016
Time: 2:15 p.m. MT/4:15 p.m. ET
Dial-in Number: 877.742.5590
Conference ID: 26499603

To access the live webinar please visit the Investor Relations page at DPF’s website, www.dividendcapitaldiversified.com.

The webinar replay will be posted when available on the Investor Relations page of DPF’s website.

About Dividend Capital Diversified Property Fund

Dividend Capital Diversified Property Fund is a public reporting, daily NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. DPF owned 60 properties totaling approximately 10.1 million square feet in 21 geographic markets as of December 31, 2015. More information is available at www.dividendcapitaldiversified.com.

Forward-Looking Information

This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Dividend Capital Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Dividend Capital Diversified Property Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Dividend Capital Diversified Property Fund’s Securities and Exchange Commission reports, particularly the section entitled “Risk Factors” in Item 1A of Dividend Capital Diversified Property Fund’s Annual Report on Form 10-K. Such forward-looking statements pertain only as of the date of this press release. Dividend Capital Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Dividend Capital Diversified Property Fund’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Contact
Eric Paul
Dividend Capital
(303) 228-2200